Exhibit 5.1

Palo Alto, California 94304-1050 : 650.493.9300 f: 866.974.7329
Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 866.974.7329

November 25, 2025

Power Integrations, Inc.
5245 Hellyer Avenue

San Jose, California 95138-1002

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Power Integrations, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 350,000 shares of common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the Company’s 2025 Inducement Award Plan (the “Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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